BMKR, LLP
Certified Public Accountants

1200 Veterans Memorial Highway, Suite 350, Hauppauge, NY 11788

T 631-293-5000
F 631-234-4272

Thomas G. Kober CPA
Alfred M. Rizzo CPA
Joseph Mortimer CPA

Charles W. Blanchfield CPA (Retired)
Bruce A. Meyer CPA (Retired)

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the registration statement on Form 1-A POS of Can B Corp. of our report dated April 12, 2021 relating to the financial statements of Can B Corp. which report expresses an unqualified opinion on the financial statements for the year ended December 31, 2020 and includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern as described in note 2 to the financial statements appearing in the annual report on form 10-K of Can B Corp. for the year ended December 31, 2020.

BMKR LLP

BMKR, LLP

Hauppauge, NY
August 19, 2021